SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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SIMON WORLDWIDE, INC.

(Name of Registrant as Specified in Its Charter)

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Simon Worldwide, Inc.
5200 W. Century Boulevard
Los Angeles, California 90045
(310) 417-4660

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Simon Worldwide, Inc.:

Notice is hereby given that a Special Meeting of Stockholders will be held at the Los Angeles Airport Marriott Hotel, 5855 W. Century Boulevard, Los Angeles, California, on September 18, 2008, at 10:00 a.m. (local time), to consider and act on the following matters:

1. To consider a proposal to amend Simon Worldwide, Inc.’s Restated Certificate of Incorporation in order to increase the number of authorized shares of Simon Worldwide, Inc.’s Common Stock from 50,000,000 to 100,000,000, conditioned upon stockholder approval of the proposals outlined in paragraphs 2 through 9 below;

2. To consider a proposal to amend Simon Worldwide, Inc.’s Restated Certificate of Incorporation in order to effect the conversion and reclassification of the outstanding shares of Series A1 Senior Cumulative Participating Convertible Preferred Stock of Simon Worldwide, Inc. into shares of Common Stock of Simon Worldwide, Inc., conditioned upon stockholder approval of the proposals outlined in paragraph 1 above and paragraphs 3 through 9 below;

3. To consider a proposal to amend Simon Worldwide, Inc.’s Restated Certificate of Incorporation in order to eliminate the Company’s Preferred Stock as an authorized class of capital stock of the Company, conditioned upon stockholder approval of the proposals outlined in paragraphs 1 and 2 above and paragraphs 4 through 9 below;

4. To consider a proposal to amend Simon Worldwide, Inc.’s Restated Certificate of Incorporation in order to require a minimum number of directors not affiliated with and independent of Overseas Toys, L.P. and its affiliates and provide for specified manners in which vacancies of such independent directors will be filled and such independent directors may be removed, conditioned upon stockholder approval of the proposals outlined in paragraphs 1 through 3 above and paragraphs 5 through 9 below;

5. To consider a proposal to amend Simon Worldwide, Inc.’s Restated Certificate of Incorporation in order to require the approval by the independent directors of certain business combinations involving related party transactions, conditioned upon stockholder approval of the proposals outlined in paragraphs 1 through 4 above and paragraphs 6 through 9 below;

6. To consider a proposal to amend Simon Worldwide, Inc.’s Restated Certificate of Incorporation in order to require the officers of Simon Worldwide, Inc. to take the steps necessary to cause the dissolution and liquidation of Simon Worldwide, Inc. under certain circumstances unless a specified business combination is timely consummated, conditioned upon stockholder approval of the proposals outlined in paragraphs 1 through 5 above and paragraphs 7 through 9 below;

7. To consider a proposal to amend Simon Worldwide, Inc.’s Restated Certificate of Incorporation in order to specify that a dissolution and liquidation of Simon Worldwide, Inc. would not be required to occur as outlined in paragraph 6 above if Overseas Toys, L.P. timely makes an offer to buy the outstanding stock of Simon Worldwide, Inc. it does not already own under certain circumstances and timely consummates such offer by having purchased all shares of stock properly and timely tendered and not withdrawn pursuant to the terms of such offer, conditioned upon stockholder approval of the proposals outlined in paragraphs 1 through 6 above and paragraphs 8 and 9 below;

8. To consider a proposal to amend Simon Worldwide, Inc.’s Restated Certificate of Incorporation in order to restrict the ability of Simon Worldwide, Inc. to enter into a business combination or other investment transaction outside the ordinary course of business that would not be of at least a specified size, conditioned upon stockholder approval of the proposals outlined in paragraphs 1 through 7 above and paragraph 9 below;

9. To consider a proposal to amend Simon Worldwide, Inc.’s Restated Certificate of Incorporation in order to provide for specified required approvals to amend Article XII of Simon Worldwide, Inc.’s proposed Amended and Restated Certificate of Incorporation, conditioned upon stockholder approval of the proposals outlined in paragraphs 1 through 8 above; and

10. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on August 15, 2008 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

IF YOU PLAN TO ATTEND:

Please call Matilda Dahan at (310) 417-4660 if you plan to attend. Please bring valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will also need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors

/s/ Cameron Read
Cameron Read
Secretary

Los Angeles, California
August 19, 2008

Whether or not you plan to attend the meeting, you are urged to sign, date and return the enclosed proxy in the envelope provided. The execution of your proxy will not affect your right to vote in person if you are present at the meeting.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

Simon Worldwide, Inc.
5200 W. Century Boulevard
Los Angeles, California 90045
(310) 417-4660

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement is furnished to the stockholders of Simon Worldwide, Inc. (“Simon” or the “Company”) in connection with the solicitation of proxies by our Board of Directors for use at a Special Meeting of Stockholders to be held at the Los Angeles Airport Marriott Hotel, 5855 W. Century Boulevard, Los Angeles, California, on September 18, 2008, at 10:00 a.m. (local time) and at any adjournment or postponement of the meeting.

Proxies in the form enclosed will be voted at the meeting if they are properly executed, dated and returned to us prior to the meeting and are not revoked prior to the voting. In addition to the enclosed proxy card, you may choose to submit your proxy by using a toll-free telephone number or the Internet, as further described on your proxy card. Proxies submitted via the Internet or via telephone must be received by 1:00 a.m. Central time on September 18, 2008.

A proxy may be revoked at any time before it is voted by giving our Secretary written notice of revocation executed by the stockholder of record, by delivering a duly executed proxy bearing a later date, or by the stockholder attending the meeting and voting his or her shares in person.

In this proxy statement, Overseas Toys, L.P., the holder of all of Simon’s outstanding Series A1 Senior Cumulative Participating Convertible Preferred Stock, together with its affiliates is usually referred to as “Overseas Toys.” Simon’s Series A1 Senior Cumulative Participating Convertible Preferred Stock, par value $.01 per share, is usually referred to in this Proxy Statement as the “Series A Preferred Stock.” Simon’s Common Stock, par value $.01 per share, is usually referred to in this Proxy Statement as the “Common Stock.” Simon’s Preferred Stock, par value $.01 per share, is usually referred to in this Proxy Statement as the “Preferred Stock.”

This Proxy Statement is being mailed to our stockholders with a Notice of Special Meeting on or about August 22, 2008.

Matters to be Considered

The Special Meeting has been called for the following purposes:

1. To consider a proposal to amend Simon’s Restated Certificate of Incorporation in (the “Charter”) order to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000, conditioned upon stockholder approval of the proposals outlined in paragraphs 2 through 9 below;

2. To consider a proposal to amend the Charter in order to effect the conversion and reclassification of the outstanding shares of Series A Preferred Stock into shares of Common Stock, conditioned upon stockholder approval of the proposals outlined in paragraph 1 above and paragraphs 3 through 9 below;

3. To consider a proposal to amend the Charter in order to eliminate the Preferred Stock as an authorized class of capital stock of the Company, conditioned upon stockholder approval of the proposals outlined in paragraphs 1 and 2 above and paragraphs 4 through 9 below;

4. To consider a proposal to amend the Charter in order to require a minimum number of directors not affiliated with and independent of Overseas Toys and its affiliates and provide for specified manners in which vacancies of such independent directors will be filled and such independent directors may be removed, conditioned upon stockholder approval of the proposals outlined in paragraphs 1 through 3 above and paragraphs 5 through 9 below;

5. To consider a proposal to amend the Charter in order to require the approval by the independent directors of certain business combinations involving related party transactions , conditioned upon stockholder approval of the proposals outlined in paragraphs 1 through 4 above and paragraphs 6 through 9 below;

6. To consider a proposal to amend the Charter in order to require the officers of the Company to take the steps necessary to cause the dissolution and liquidation of the Company under certain circumstances unless a specified business combination is timely consummated, conditioned upon stockholder approval of the proposals outlined in paragraphs 1 through 5 above and paragraphs 7 through 9 below;

7. To consider a proposal to amend the Charter in order to specify that a dissolution and liquidation of the Company would not be required to occur as outlined in paragraph 6 above if Overseas Toys timely makes an offer to buy the outstanding stock of the Company it does not already own under certain circumstances and timely consummates such offer by having purchased all shares of stock properly and timely tendered and not withdrawn pursuant to the terms of such offer, conditioned upon stockholder approval of the proposals outlined in paragraphs 1 through 6 above and paragraphs 8 and 9 below;

8. To consider a proposal to amend the Charter in order to restrict the Company’s ability to enter into a business combination or other investment transaction outside the ordinary course of business that would not be of at least a specified size, conditioned upon stockholder approval of the proposals outlined in paragraphs 1 through 7 above and paragraph 9 below;

9. To consider a proposal to amend the Charter in order to provide for specified required approvals to amend Article XII of the Company’s proposed Amended and Restated Certificate of Incorporation, conditioned upon stockholder approval of the proposals outlined in paragraphs 1 through 8 above; and

10. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date and Voting

Only stockholders of record at the close of business on August 15, 2008, the record date, are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting. At the close of business on the record date, there were 16,260,324 shares of our Common Stock and 34,717 shares of our Series A Preferred Stock so held, which shares of Series A Preferred Stock were convertible into 4,208,151 shares of our Common Stock. The shares represented by duly executed proxies in the form solicited by the Board of Directors will be voted at the meeting in accordance with the choices specified thereon. If a proxy is duly executed, but no choice is specified for a proposal, the shares will be voted as follows:

1. FOR the proposal to amend the Charter order to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000;

2. FOR the proposal to amend the Charter in order to effect the conversion and reclassification of the outstanding shares of Series A Preferred Stock into shares of Common Stock;

3. FOR the proposal to amend the Charter in order to eliminate the Preferred Stock as an authorized class of capital stock of the Company;

4. FOR the proposal to amend the Charter in order to require a minimum number of directors not affiliated with and independent of Overseas Toys and its affiliates and provide for specified manners in which vacancies of such independent directors will be filled and such independent directors may be removed;

5. FOR the proposal to amend the Charter in order to require the approval by the independent directors of certain business combinations involving related party transactions;

6. FOR the proposal to amend the Charter in order to require the officers of the Company to take the steps necessary to cause the dissolution and liquidation of the Company under certain circumstances unless a specified business combination is timely consummated;

7. FOR the proposal to amend the Charter in order to specify that a dissolution and liquidation of the Company would not be required to occur as outlined in paragraph 6 above if Overseas Toys timely makes an offer to buy the outstanding stock of the Company it does not already own under certain circumstances and timely consummates such offer by having purchased all shares of stock properly and timely tendered and not withdrawn pursuant to the terms of such offer;

8. FOR the proposal to amend the Charter in order to restrict the Company’s ability to enter into a business combination or other investment transaction outside the ordinary course of business that would not be of at least a specified size;

9. FOR the proposal to amend the Charter in order to provide for specified required approvals to amend Article XII of Simon’s proposed amended and restated Charter; and

10. In the discretion of the proxy holders as to the transaction of any other business that may properly come before the meeting or any adjournment or postponement thereof. The directors do not currently know of any such other matter or business to be brought before the meeting.

Quorum, Abstentions, Non-Votes And Vote Required

The presence in person or representation by proxy of the holders of a majority in interest of the aggregate voting power represented by all of the shares, voting together as a single class, of Common Stock and Series A Preferred Stock (calculated on an “as converted” basis) entitled to vote is necessary to constitute a quorum for the matters to be voted upon. In the absence of a quorum, the stockholders present may nevertheless adjourn the meeting. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

A holder of record of our Common Stock is entitled to one vote for each share so held on the record date. A holder of our Series A Preferred Stock is entitled to one vote for each share of Common Stock issuable upon conversion of such preferred stock as of the record date. As of August 15, 2008, each share of Series A Preferred Stock is convertible into approximately 121.21 shares of Common Stock.

Approval of each of the proposals outlined in paragraphs 1 through 3 and 5 through 8 above requires the affirmative vote of the holders of a majority of (i) the aggregate voting power represented by the Series A Preferred Stock and Common Stock voting together as a single class and (ii) the Common Stock voting as a separate class. In addition, the approval of the recapitalization proposal outlined in paragraph 2 above requires the affirmative vote of the holders of a majority of the Series A Preferred Stock voting as a separate class. Approval of each of the proposals outlined in paragraphs 4 and 9 above requires the affirmative vote of the holders of (i) at least two-thirds of the aggregate voting power represented by the Series A Preferred Stock and Common Stock voting together as a single class and (ii) a majority of the Common Stock voting as a separate class. In each case, abstentions and broker non-votes with respect to a proposal are treated as votes against such proposal.

Pursuant to the terms of the Exchange and Recapitalization Agreement dated as of June 11, 2008 by and between Simon and Overseas Toys filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K on June 12, 2008 (File No. 000-21878) (the “Recapitalization

Agreement”), Overseas Toys has agreed to vote all of its shares of Series A Preferred Stock “For” each of the proposals outlined in paragraphs 1 through 9 above. Such shares represent all of the outstanding shares of Preferred Stock and 20.6% of the votes of the Series A Preferred Stock and Common Stock voting together as a single class.

The persons named as proxies, J. Anthony Kouba and Terrence Wallock, were selected by the Board of Directors and are officers of Simon.

Proxy Solicitation And Expenses

The accompanying proxy is being solicited on behalf of our Board of Directors, and all expenses for such solicitation will be borne by us. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees as well as by the Company’s proxy solicitor Morrow & Co., LLC (“Morrow”) pursuant to a letter agreement by and between the Company and Morrow providing for the Company’s payment to Morrow of an aggregate fee of $10,000 in exchange for Morrow’s solicitation of proxies. We will request banks, brokerage houses and other custodians, nominees and fiduciaries to solicit their customers who are beneficial owners of our Common Stock and to forward solicitation materials to such beneficial owners. We will reimburse them for their reasonable out-of-pocket expenses incurred in such solicitation. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by such stockholders.

PROPOSAL NUMBER ONE: INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

At the Special Meeting, our stockholders will be asked to consider and vote on an increase in the number of authorized shares of Common Stock from 50,000,000 to 100,000,000. This proposal to increase the authorized shares of Common Stock will not be effected unless all of the other eight specific proposals described herein are also approved and effected. This increase in the number of authorized shares of Common Stock would be effected by the filing of the amended and restated Charter, a copy of which is attached hereto as Appendix A.

The Company has proposed the increase in the number of authorized shares of Common Stock pursuant to the Recapitalization Agreement in order to be able to effect the recapitalization proposal described below. Without this increase, the Company would not have a sufficient number of authorized shares of Common Stock to issue in exchange for the Series A Preferred Stock pursuant to the proposed recapitalization. Upon giving effect to the recapitalization, if approved, the Company will have approximately 45,798,920 authorized but unissued shares of Common Stock, approximately 12,000,000 more authorized but unissued shares than existed prior to giving effect to the recapitalization.

The Company’s authorized but unissued shares of Common Stock could be used to make a change in control of the Company more difficult or costly. Issuing additional shares of Common Stock could have the effect of diluting stock ownership of the persons seeking to obtain control of the Company. The Company is not aware, however, of any pending or threatened efforts to obtain control of the Company and the Board of Directors has no current intention to use the additional shares of Common Stock in order to impede a takeover attempt.

The Board of Directors unanimously recommends a vote “For” the proposal to increase the number of authorized shares of Common Stock.

PROPOSAL NUMBER TWO: RECAPITALIZATION

Simon’s stockholders are asked to consider and vote on a recapitalization of the Company in accordance with the terms of the Recapitalization Agreement, pursuant to which, based on the number of shares of Common Stock and Series A Preferred Stock outstanding as of August 15, 2008, the 34,717 outstanding shares of Series A Preferred Stock would be automatically exchanged for 37,940,756 shares of Common Stock, equal to 70% of the outstanding capital stock of the Company immediately following the recapitalization, and the rights of the holders of Series A Preferred Stock to receive any accrued or declared but unpaid dividends on their shares of Series A Preferred Stock would be cancelled. Following this recapitalization, no shares of Series A Preferred Stock would be authorized or outstanding. This recapitalization proposal will not be effected unless all of the other eight specific proposals described herein are also approved and effected. This recapitalization will be effected by the filing of the amended and restated Charter, a copy of which is attached hereto as Appendix A.

The Board of Directors unanimously recommends a vote “For” the approval of the recapitalization proposal.

Summary of Differences Between the Series A Preferred Stock and Common Stock

Upon giving effect to the recapitalization, no shares of Series A Preferred Stock will be authorized or outstanding, and the Common Stock will no longer be subject to the superior rights of the Series A Preferred Stock. The principal rights of the Series A Preferred Stock are as follows:

•	Liquidation Preference. Upon a liquidation, winding-up and dissolution, the Series A Preferred Stock currently would be senior to the Common Stock and entitled to the greater of the then-existing aggregate liquidation preference and the amount that would have been payable had the Series A Preferred Stock converted into shares of Common Stock immediately prior to the liquidation, winding-up and dissolution. As of August 15, 2008, the Series A Preferred Stock has an aggregate base liquidation preference of $1,000 per share or $34,717,000 in the aggregate based on the number of shares of Series A Preferred Stock outstanding as of such date.

•	Dividends: The Series A Preferred Stock accrues dividends at the rate per annum of 4% of the base liquidation preference per share, with such dividends being payable at the option of the Company in either cash, shares of Series A Preferred Stock or any combination thereof.

•	Conversion Rights: Shares of Series A Preferred Stock are convertible into shares of Common Stock, with each share of Series A Preferred Stock valued at the base liquidation preference plus accrued and unpaid dividends, which shall be divided by the conversion price in effect on the conversion date to determine the number of shares of Common Stock issuable upon conversion.

•	Redemption: Holders of shares of Series A Preferred Stock have the right to require the Company to redeem their shares following a change of control of the Company at a price per share in cash equal to 101% of the then-existing liquidation preference, an amount that is currently in excess of both the Company’s total market capitalization and the Company’s net assets. In practical terms, this means that, unless Overseas Toys were to waive its redemption rights, it is likely that all of the proceeds from a change in control transaction would be paid to the holders of Series A Preferred Stock.

•	Voting: With the exception of certain enumerated items, shares of Series A Preferred Stock vote along with the holders of the shares of Common Stock as a single class, with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to one vote for each share of Common Stock then issuable upon conversion. The affirmative vote of at least 50% of the shares of Series A Preferred Stock is required for the Company either to:

•	issue securities ranking senior to or on parity with the Series A Preferred Stock;

•	issue any preferred stock which is not a security ranking senior to or on parity with the Series A Preferred Stock and which has voting rights unless such preferred stock votes as a single class with the Common Stock and the Series A Preferred Stock;

•	amend the terms of the Series A Preferred Stock in any manner that adversely affects the specified rights, preferences, privileges or voting rights of holders of Series A Preferred Stock; or

•	authorize the issuance of any additional shares of Series A Preferred Stock.

Upon filing of the amended and restated Charter, the superior rights of the Series A Preferred Stock will cease as the Series A Preferred Stock will have been converted and reclassified into shares of Common Stock and no shares of Preferred Stock will then be authorized or outstanding. The shares of Common Stock share equally among themselves in a liquidation, winding-up and dissolution, accrue dividends when and as declared by the Board, are not convertible into other securities, are not subject to redemption, and have one vote per share.

Reasons for the Recapitalization

At our annual meeting of stockholders held on July 19, 2007, one of our stockholders submitted a non-binding proposal to effect a recapitalization substantially similar to the recapitalization for which we are seeking approval (the “Non-Binding Proposal”). A majority of our stockholders voting on that non-binding stockholder proposal supported the recapitalization. At the time of the meeting, our Board did not take a position either supporting or opposing the proposal, but rather indicated that if the proposal passed, the Board would consider the proposal and then make a determination based on what it determines to be in the best interest of all stockholders.

After the July 2007 annual meeting, our Board appointed a Special Committee comprised of independent directors to assess and make a determination with respect to the fairness of the proposed recapitalization, including the exchange ratio resulting in the shares of Series A Preferred Stock being automatically exchanged for shares of Common Stock equal to 70% of the outstanding capital stock of the Company immediately following the recapitalization, and to negotiate an exchange and recapitalization agreement with Overseas Toys that would result in a recapitalization it determined to be fair to the holders of Common Stock.

In the course of its deliberations, the Special Committee considered the following potential benefits, positive factors and negative factors of the proposed recapitalization:

Potential Benefits.  The Special Committee considered various potential benefits with respect to the proposed recapitalization contemplated by the Recapitalization Agreement, including the following potential benefits:

•	align the interests of all of the Company’s equity owners through the creation of one class of equity security;

•	make the Company’s Common Stock more attractive to the financial markets and more liquid by eliminating the Company’s Preferred Stock and simplifying its capital structure;

•	reduce the uncertainty concerning the Company’s viability by eliminating the liquidation preference and accreting dividend obligations of the Series A Preferred Stock;

•	allow the Company to save costs and reallocate resources that it would have otherwise incurred or allocated in the eventuality of a continued inability to operate a business or effect a business combination due to the effect of the varying economic and voting rights of the Series A Preferred Stock and the Common Stock;

•	improve the perception of the Company as a viable counterparty in a business combination, inasmuch as the recapitalization will stabilize the Company’s capital structure, eliminate the uncertainty regarding the Company’s ability to satisfy its obligations to Overseas Toys and eliminate the possibility for disruption to the Company’s business that could be caused by the effect of the varying rights of the Series A Preferred Stock and the Common Stock; and

•	create an incentive for Overseas Toys to utilize the Company as an attractive public vehicle for a business combination and enhanced value for all stockholders.

In addition to the foregoing, the reasons that the Special Committee favored the recapitalization over the Company’s current situation include, among others, the following:

•	the Company’s lack of sufficient financial resources and the Special Committee’s desire to reserve a reasonable asset base from which to complete a business combination;

•	the need for a transaction that would appeal to all classes of the Company’s stockholders and, thus, limit its exposure to dissenting holders and to the impairment of its asset base and liquidity; and

•	the fact that the Company’s current situation does not serve the interests of the Company’s common stockholders.

Positive Factors.  The Special Committee considered various factors with respect to the proposed recapitalization contemplated by the Recapitalization Agreement, including the following positive factors:

•	the fact that unless and until an equity recapitalization is consummated, it is unlikely that any party would be interested in a business combination with the Company;

•	the fact that the Company has no operating business and that, without resolution of the Company’s capitalization, its limited cash assets will continue to dwindle through meeting its obligations as a public company and the potential will remain for the payment of cash dividends on the Series A Preferred Stock, although dividends on the Series A Preferred Stock have historically been paid in kind;

•	the fact that a majority of the Company’s stockholders voting on the Non-Binding Proposal approved the Non-Binding Proposal;

•	the opinion of Greif & Co. that the recapitalization under the terms of the Recapitalization Agreement is fair to the current holders of the Common Stock from a financial point of view. A copy of the Greif & Co. opinion is attached as Appendix B and further information regarding the Greif & Co. opinion appears below under Opinion of Financial Advisor Greif & Co. Greif & Co. has consented to the inclusion of its opinion herein; and

•	the fact that notwithstanding the fact that the proposed recapitalization would provide Overseas Toys with control over the Company, the Recapitalization Agreement contains minority protection rights for the current holders of the Common Stock which were negotiated at arm’s length between the Special Committee and Overseas Toys, including continued participation on the Company’s Board of Directors during the Article XII Effective Period (as defined below under Overseas Toys’ Continuing Covenants Relating to the Recapitalization) of directors unaffiliated with and independent of (in accordance with NASDAQ Marketplace Rule 4200(a)(15)) Overseas Toys and its affiliates (the “Independent Directors”), Independent Director approval of certain related party transactions during the Article XII Effective Period and the requirement that the Company complete a business combination by a specified date or that a liquidity event occur for the holders of the Common Stock.

Negative Factors.  Among the negative factors which the Special Committee considered were the following:

•	the fact that the Company will still lack an operating business after giving effect to the recapitalization and that it is unclear when or whether the Company will again become an operating business or otherwise create additional value for holders of the Common Stock;

•	the fact that by itself, the recapitalization does not address the Company’s lack of a strategic goal or the ongoing expense burden cited in the stockholder proxy solicitation relating to the Non-Binding Proposal;

•	the fact that the Special Committee was not given the authority to pursue any alternatives to the proposed recapitalization such as a business combination not involving a change in control; and

•	the possibility of a business combination not involving a change in control of the Company pursuant to which the Series A Preferred Stock could be converted into consideration which might be more favorable to the current holders of the Common Stock than the proposed recapitalization (although the Special Committee noted that such approach could absorb the Company’s assets in costly litigation, the outcome of which is not certain).

After considering these factors, the Special Committee concluded that the potential benefits and other positive factors relating to the proposed recapitalization and the Recapitalization Agreement outweigh the potential negative factors and determined that the proposed recapitalization is fair to the holders of Common Stock. In view of the wide variety of factors considered by the Special Committee, and the complexity of these matters, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Special Committee may have assigned different weights to various factors. The Special Committee considered the proposed recapitalization and the Recapitalization Agreement based upon the totality of the information presented to and considered by it.

The Board considered the recommendations of the Special Committee and the factors set forth above in determining to (1) approve the proposed recapitalization, the Company’s execution and delivery of the Recapitalization Agreement and the amended and restated Charter, (2) submit the proposed amendments to the Charter to the Company’s stockholders and (3) recommend that the Company’s stockholders approve such proposed amendments.

Opinion of Financial Advisor Greif & Co.

On June 11, 2008, Greif & Co. delivered its opinion to the Special Committee and the Board of Directors to the effect that, as of June 11, 2008 and based upon and subject to various assumptions made, procedures followed, matters considered and limitations described in the opinion, the recapitalization, including the exchange ratio resulting in the outstanding shares of Series A Preferred Stock being automatically exchanged for shares of Common Stock equal to 70% of the outstanding capital stock of the Company immediately following the recapitalization, is fair, from a financial point of view, to the current holders of the Common Stock.

The full text of Greif & Co.’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Greif & Co. Greif & Co.’s opinion is attached as Appendix B to this proxy statement. Greif & Co.’s opinion is directed only to the fairness, from a financial point of view, of the recapitalization, including the exchange ratio resulting in the shares of Series A Preferred Stock being automatically exchanged for shares of Common Stock equal to 70% of the outstanding capital stock of the Company immediately following the recapitalization. The opinion does not address the relative merits of the recapitalization as compared to other business strategies or transactions that might be available with respect to Simon or its underlying business decision to effect the recapitalization. The opinion does not constitute a recommendation to any holder of the Common Stock as to how such stockholder should vote or act with respect to the recapitalization. Holders of the Common Stock are encouraged to read Greif & Co.’s opinion carefully in its entirety. The summary of Greif & Co.’s opinion presented below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Greif & Co.:

•	reviewed current and historical market prices of the Common Stock;

•	reviewed certain publicly available financial statements and other information of the Company;

•	discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

•	reviewed the Certificate of Designation of Voting Power, Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series A Preferred Stock and the Company’s current Charter;

•	reviewed certain publicly available financial statements and other information of Source Interlink Companies, Inc. (“Source”);

•	discussed the past and current operations, financial condition and prospects of Source with Source senior management;

•	discussed the past and current operations, financial condition and prospects of investments held by the Company through an affiliate of Overseas Toys with senior management of affiliates of Overseas Toys;

•	reviewed other publicly available financial data with respect to the Company and Source;

•	reviewed materials from Company counsel not relating to the recapitalization but regarding general strategies for utilization of the Company’s net operating losses (“NOLs”) and discussed with the Special Committee’s outside tax counsel certain aspects regarding the NOLs; and

•	performed such other analyses and considered such other factors as Greif & Co. deemed appropriate.

In Greif & Co.’s review, it did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did Greif & Co. conduct a comprehensive physical inspection of, any of the assets of the Company or Source, nor has Greif & Co. been furnished with any such evaluations or appraisals for the Company or Source or reports of such physical inspections for the Company or Source, nor does Greif & Co. assume any responsibility to obtain any such evaluations, appraisals or inspections for the Company or Source. Greif & Co.’s opinion is based on economic, monetary, political, regulatory, market and other conditions existing and which can be evaluated as of the date hereof; however, such conditions are subject to rapid and unpredictable change and such changes could affect the conclusions expressed herein. Greif & Co. has made no independent investigation of any legal or accounting matters affecting the Company or Source, and Greif & Co. has assumed the correctness of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the accounting and tax consequences of the proposed recapitalization to the Company and its security holders.

In connection with rendering its opinion to the Special Committee and the Board of Directors, Greif & Co. performed a variety of financial and comparative analyses, which are summarized below. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such opinions are not readily susceptible to partial analysis or summary description. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein. Greif & Co.’s analyses must be considered as a whole. In arriving at its opinion, Greif & Co. made qualitative judgments as to the significance and relevance of each analysis and factor it considered. Accordingly, Greif & Co. believes that its analyses must be considered as a whole and that selecting portions of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinions. In its analyses, Greif & Co. made numerous assumptions with respect to Simon and Source, including general business, economic, market and financial conditions, and other matters, many of which are beyond Simon’s and Source’s control. No company, transaction or business used in such analyses as a comparison is identical to Simon, Source or the recapitalization, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operational characteristics and other factors that could affect the acquisition, public trading, or other values of the companies, business segments or transactions analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect or predict the prices at which businesses or securities actually may be sold currently or in the future. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

In rendering this opinion, Greif & Co. assumed that: (i) the recapitalization will be consummated on the terms described in the Recapitalization Agreement without any waiver of any material terms or conditions and that the conditions to the consummation of the recapitalization set forth in the Recapitalization Agreement will be satisfied without material expense; (ii) there is not now, and there will not as a result of the consummation of the recapitalization contemplated by the Recapitalization Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its respective subsidiaries or affiliates is a party; and (iii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in its consolidated financial statements.

Simon’s assets consist primarily of investments. Based on that, Greif & Co. determined that the valuation methodology most appropriate for the Company would be an adjusted book value approach. Adjusted book value, also known as modified book value, is the book value on a company’s balance sheet after assets and liabilities are adjusted to fair market value. Since this methodology is premised on valuing Simon’s assets and liabilities on an individual basis, it is similar to a liquidation valuation. A liquidation valuation would, however, result in a lower estimate of value for Simon to the extent of the estimated costs that would be associated with an orderly liquidation of its assets. A going-concern valuation of Simon is inappropriate because it currently has no direct operating assets.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Greif & Co.’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Greif & Co.’s financial analyses.

Greif & Co. valued the material assets of the Company, which include indirect investments in three companies — Source, All Media Guide, LLC and Digital On Demand Inc. Greif & Co. valued All Media Guide, LLC based on Simon’s ownership share in the proceeds from selling All Media Guide, LLC to Macrovision Corporation, which closed on December 14, 2007. Greif & Co. valued Digital On Demand Inc. based on Simon’s ownership interest in the adjusted book value of Digital On Demand Inc. Greif & Co. valued Source based on an analysis of selected publicly traded comparable companies and selected precedent merger and acquisition transactions:

Analysis of Selected Publicly Traded Comparable Companies

Greif & Co. compared selected financial and stock market data for Source with corresponding data of selected publicly traded companies Greif & Co. believed to be generally relevant in two categories — “Distribution” and “Publishing” of media content. Although none of these companies is directly comparable to Source, these companies were selected, among other reasons, because their equity is publicly traded in the United States and they have similar business operations:

•	Distribution

—  Entertainment Distribution Company, Inc.

—  Genius Products, Inc.

—  Handleman Company

—  Navarre Corporation

•	Publishing

—  Educational Development Corporation

—  Meredith Corporation

—  PRIMEDIA Inc.

—  Scholastic Corporation

Greif & Co. considered, among other things, (i) diluted equity values (computed using closing share prices as of June 10, 2008); (ii) enterprise values (calculated as diluted equity value plus book value of total debt, preferred stock and minority interests less cash and cash equivalents); and (iii) enterprise values as a multiple of the latest twelve months (“LTM”) of EBITDA and estimated forward EBITDA. Estimated financial data for Source and the selected public companies were based on publicly available information, including Securities and Exchange Commission filings and mean estimates provided by Thomson Financial, a data service that compiles estimates issued by securities analysts.

This analysis indicated the following implied mean, median, high and low EBITDA multiples for the entire group of selected publicly traded distribution and publishing companies, as compared to the corresponding implied EBITDA multiples for Source based on the closing sale price of Source’s common stock on the Nasdaq Global Market on June 10, 2008:

	Implied Multiples for
Enterprise Value as a	Selected Public Companies:
Multiple of EBITDA:	Mean		Median		High		Low

Latest Twelve Months	4.6	x	5.1	x	7.6	x	0.3	x
Forward Twelve Month Estimate	5.1	x	5.8	x	8.1	x	1.4	x

Analysis of Selected Precedent Transactions

Greif & Co. considered the multiples, where sufficient data were publicly available, of enterprise value to LTM EBITDA for each of the following 13 selected distribution and publishing transactions:

Announce Date	Close Date	Target	Acquiror

July 5, 2007	August 16, 2007	ALM Media Holdings, Inc.	Incisive Media plc
May 13, 2007	August 1, 2007	Primedia Enthusiast Media, Inc.	Source Interlink Companies, Inc.
May 11, 2007	May 31, 2007	Navarre Entertainment Media, Inc.	KOCH Entertainment Distribution, LLC
May 9, 2007	July 5, 2007	Trinity Home Entertainment, LLC	Peace Arch Entertainment Group Inc.
November 1, 2006	February 1, 2007	Penton Media, Inc.	Prism Business Media Holdings, Inc.
October 21, 2005	November 22, 2005	Crave Entertainment Group, Inc.	Handleman Company
August 1, 205	August 1, 2005	Public Media, Inc.	Image Entertainment, Inc.
June 24, 2005	June 24, 2005	REPS LLC	Handleman Company
June 17, 2005	August 5, 2005	F+W Publications Inc.	Abry Partners LLC
March 18, 2005	May 10, 2005	Chas. Levy Circulating Co., LLC	Source Interlink Companies, Inc.
January 10, 2005	May 17, 2005	FUNimation Productions, Ltd.	Navarre Corporation
November 18, 2004	February 28, 2005	Alliance Entertainment Corp.	Source Interlink Companies, Inc.
March 2, 2004	July 9, 2004	Integrity Media, Inc.	Kona Acquisition Corp.

These transactions were selected because they were publicly announced after 2003 and the target companies have operations in media distribution and publishing.

In calculating multiples of LTM EBITDA, Greif & Co. considered the enterprise values of each of these transactions as a multiple of the LTM EBITDA for the year in which the transaction was announced. Financial data for the companies in the selected transactions were based on publicly disclosed information as of the respective announcement dates.

	Implied Multiples for
	Selected Transactions:

Enterprise Value as a Multiple of EBITDA:	Mean		Median		High		Low

Latest Twelve Months	8.9	x	9.4	x	13.8	x	3.8x

Analysis of Simon’s Net Operating Losses (“NOLs”)

Greif & Co. performed a valuation of the Company’s NOLs based on a hypothetical acquisition of a target company with operating profits that would allow Simon to utilize its NOLs.

In performing its discounted cash flow analysis, Greif & Co. considered various assumptions that it deemed appropriate based on a review with management of Simon’s NOLs and the expiration thereof. Greif & Co. assumed that, in a hypothetical acquisition, Simon would use its cash on its balance sheet as well as debt to finance the acquisition. Greif & Co. believed it appropriate to utilize various discount rates ranging from 14% to 20%. Greif & Co. determined to use these discount rates because they equaled the range of weighted average cost of capital of Simon and other companies deemed comparable to Simon by Greif & Co. in its professional judgment.

Based on this analysis, Greif & Co. derived a total valuation range of $5.7 million to $13.2 million for Simon’s NOLs.

Analysis of Other Assets

Greif & Co. reviewed Simon’s other material assets and adjusted the book values for a note receivable and a potential litigation settlement.

Adjusted Book Value of Simon

Greif & Co.’s estimate of Simon’s adjusted book value, based on the analyses described above, ranged from $26.1 million to $36.5 million.

Analysis of Convertible Preferred Stock

Greif & Co. then compared Simon’s adjusted book value to the implied market value of the Series A Preferred Stock, taking into consideration the attributes, rights and restrictions of the Series A Preferred Stock.

Greif & Co. valued the Series A Preferred Stock based on its book value and applied a discount of 20% to 30% for lack of marketability. This discount reflects investors’ uncertainty concerning how long it will take and the cost involved to convert an illiquid security into cash. Greif & Co. determined to use this discount range based on empirical studies and its professional judgment.

Based on this analysis, Greif & Co. derived a total market valuation range of $23.8 million to $27.2 million for the Series A Preferred Stock. Comparing the valuation range of the Series A Preferred Stock against 70% of Simon’s adjusted book value range ($18.3 million to $25.6 million), Greif & Co. concluded that the recapitalization is fair, from a financial point of view, to the current holders of the Company’s Common Stock.

Miscellaneous

The Special Committee selected Greif & Co. as its financial advisor in connection with the recapitalization because Greif & Co. is a nationally recognized investment banking firm with experience in similar transactions. Greif & Co., as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, private placements and valuations for corporate and other purposes.

The financial advisory services Greif & Co. provided to the Special Committee and the Board of Directors in connection with the recapitalization were limited to the delivery of its fairness opinion. Greif & Co. received a fee of $195,000 for its services, a majority of which was payable when Greif & Co. notified the Board of Directors that it was prepared to deliver its opinion. In addition, Simon has also agreed to reimburse Greif & Co. for its out-of-pocket expenses, including fees and disbursements of its counsel, incurred in connection with its engagement and to indemnify Greif & Co. and certain related persons against liabilities and expenses, including liabilities under the federal securities laws, relating to or arising out of its engagement.

Greif & Co. will not receive compensation that is contingent upon the successful completion of the recapitalization for rendering this fairness opinion. Greif & Co. has not had any material relationships that existed during the past two years in which any compensation was received or is intended to be received as a result of the relationship between Greif & Co. and any party or any affiliate of any party to the recapitalization.

How the Exchange Will Be Effected

Upon approval of the proposals described herein and based on the number of shares of Common Stock and Series A Preferred Stock outstanding as of August 15, 2008 (and assuming no outstanding options to purchase Common Stock are exercised between August 15, 2008 and the closing of the recapitalization), the 34,717 shares of Series A Preferred Stock shall be automatically converted and reclassified into a total of 37,940,756 shares of Common Stock, or approximately 1,093 shares of Common Stock for each share of Series A Preferred Stock, by the filing and effectiveness of the amended and restated Charter. No fractional shares will be issued in connection with the exchange. Rather, the Company will make a cash payment equal to the fair market value of such fractional share in lieu of issuance of such fractional share.

Consequences of the Recapitalization

As discussed above, upon filing and effectiveness of the amended and restated Charter, the superior rights of the Series A Preferred Stock, including the right to receive any accrued or declared but unpaid dividends on the Series A Preferred Stock, will cease as the Series A Preferred Stock will have been converted and reclassified into shares of Common Stock and no Preferred Stock will be authorized or outstanding.

Following the filing and effectiveness of the amended and restated Charter, Overseas Toys will own 70% of the issued and outstanding shares of Common Stock, meaning that, subject to its continuing covenants under the Recapitalization Agreement described below and the provisions of the amended and restated Charter, it will effectively control the Company, including with respect to the election of directors and fundamental corporate decisions such as a merger or other business combination.

The recapitalization will secure voting control of the Company in Overseas Toys, which could possibly make a change in control of the Company more difficult or costly as it would require Overseas Toys’ consent. Prior to the recapitalization, Overseas Toys owned 20.6% of the Company on an as-converted basis and did not have the ability to block a change in control transaction such as a merger. As discussed above, however, the liquidation and redemption rights of the Series A Preferred Stock provided for the holders of Series A Preferred Stock to receive all of the proceeds in a change in control transaction at current valuations, which effectively has impeded the occurrence of a change in control under the current capitalization structure. The recapitalization will put all holders of our capital stock on a pari passu basis, but will secure voting control of the Company in Overseas Toys, subject to Overseas Toys’ continuing covenants under the Recapitalization Agreement described below and the provisions of the amended and restated Charter.

The recapitalization will also have the practical effect of giving Overseas Toys the power to elect five of the members of our currently seven member Board. Currently, Overseas Toys has the power to nominate three of the seven directors to our Board and to nominate the Chairman of the Board. Following the recapitalization, Overseas Toys will have the power to elect all members of our Board as the holder of 70% of our issued and outstanding Common Stock, subject to Overseas Toys’ covenant in the Recapitalization Agreement to vote its shares of Common Stock at all times during the Article XII Effective Period so that in accordance with the provisions of the amended and restated Charter at least 30%, but not less than two, of the members of our Board of Directors are Independent Directors. Overseas Toys’ power to elect five of the seven members of our Board could make a change in control of the Company more difficult or costly as it would be more difficult for a third party to nominate and elect a director to our Board. If Overseas Toys causes any of the current non-Overseas Toys directors to leave the Board, the departing director would receive a lump sum payment equivalent to one year compensation pursuant to the director’s Executive Services Agreement with the Company which were entered into prior to any discussions regarding a possible recapitalization similar to the one currently proposed.

By using its voting control to cause the Company to issue additional shares of Common Stock, subject to its continuing covenants under the Recapitalization Agreement during the Article XII Effective Period as described below, Overseas Toys could dilute the stock ownership of other persons seeking to obtain control of the Company. The Company is not aware, however, of any pending or threatened efforts to obtain control of the Company and the Board of Directors has no current intention to use the additional shares of Common Stock in order to impede a takeover attempt or for any other purpose.

The Company currently has net operating loss carryforwards (“NOLs”) of approximately $66.1 million that may, subject to applicable tax rules, be used to reduce certain federal income tax obligations in the future. The Company does not anticipate that the recapitalization would adversely impact its ability to use its current NOLs.

Overseas Toys’ Continuing Covenants Relating to the Recapitalization

Overseas Toys has made the following covenants in the Recapitalization Agreement (most of the substance of which is also set forth in the amended and restated Charter), which will continue in effect during the “Article XII Effective Period,” defined as the period from the closing of the proposed recapitalization until the earliest to occur of (i) the consummation of an acquisition by the Company of a business having an aggregate purchase price or fair market value of at least (a) 80% of the Company’s net assets at the time of such acquisition, or (b) Fifteen Million Dollars ($15,000,000) (a “Business Combination”), (ii) the dissolution and liquidation of the Company after the later of (a) December 31, 2010 or (b) December 31, 2011 in the event that a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed on or prior to December 31, 2010 but the Business Combination was not consummated prior to such time (such later applicable date, the “Termination Date”), or (iii) the consummation prior to the Termination Date of an offer by Overseas Toys to purchase the outstanding shares of the Common Stock that Overseas Toys does not already own at a per share price determined by a formula based on the then-current liquidation value of the Company, such offer to be (a) commenced no earlier than one hundred and twenty (120) days and no later than sixty (60) days prior to the Termination Date, (b) not subject to any financing or due diligence contingency or subject to any conditions other than conditions that are reasonable and customary for similar transactions, and (c) compliant with all applicable laws and regulations (a “Qualified Offer”):

•	Independent Directors. Overseas Toys agreed to nominate or renominate, and at any meeting of the stockholders of the Company, or in any action by written consent, vote or cause to be voted all shares of Common Stock owned or controlled by it or its affiliates to elect or re-elect Allan I. Brown and Joseph W. Bartlett or, in the event of the unwillingness or incapacity of one or both of such persons to serve, substitute Independent Directors approved by a majority of the Independent Directors then on the Board of Directors. Overseas Toys agreed to vote or consent, and to cause its affiliates to vote or consent, as applicable, its shares of Common Stock at all times so that thirty percent (30%) of the members of the Board of Directors, rounded up or down to the nearest director, are Independent Directors, and in any event so that no less than two directors are Independent Directors.

•	Removal of Independent Directors. In the event of any meeting of the stockholders of the Company, or in any action by written consent, the notice of which states that, or the action by written consent provides for, the removal for “cause” of one or more Independent Directors is among the purposes of the meeting, Overseas Toys agreed to vote or consent, and to cause its affiliates to vote or consent, as applicable, its shares of Common Stock with respect to such removal proposal on a pro rata basis in accordance with the votes of the other holders of the outstanding shares of capital stock of the Company entitled to vote.

•	Agreement to Bind Successors. Overseas Toys agreed that the sale or other transfer or disposition of any of its shares of Common Stock (other than a sale pursuant to Rule 144 (including Rule 144(e)(1)) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended) will be conditioned upon the acquirer or other transferee or recipient agreeing to be bound by the Recapitalization Agreement.

•	Related Party Transactions. Overseas Toys agreed that the Board of Directors of the Company will not take, authorize or permit without the concurrence of a majority of the Independent Directors (but in any event at least one Independent Director), any agreement, transaction or other corporate reorganization or recapitalization between the Company or any subsidiary of the Company, on the one hand, and Overseas Toys or any company in which Overseas Toys has, directly or indirectly, an investment, on the other hand, and including any reverse stock split or combination of shares of the Company (each, a “Related Party Transaction”). The following are not, and shall in no event be deemed to be, Related Party Transactions: (i) the continuation of existing arrangements disclosed in Securities and Exchange Commission filings on or prior to June 11, 2008 on substantially the same terms, (ii) those agreements, transactions, reorganizations or recapitalizations specifically contemplated by the terms of the Recapitalization Agreement, (iii) any amounts or benefits received in connection with any services rendered as directors of the Company to which all other directors of the Company are entitled, (iv) a Business Combination in which the shares of Common Stock held by Overseas Toys are treated on a pro rata basis with the other outstanding shares of Common Stock and in which Overseas Toys does not have a material conflict of interest, (v) the sourcing by Overseas Toys of a Business Combination that does not otherwise qualify as a Related Party Transaction, (vi) the side by side investment by Overseas Toys on the same terms as the Company in the surviving entity in a Business Combination that does not otherwise qualify as a Related Party Transaction, (vii) Overseas Toys’ receipt of a deal fee (not to exceed 1%) in a Business Combination sourced by Overseas Toys that does not otherwise qualify as a Related Party Transaction, or (viii) a management agreement between Overseas Toys and the surviving entity in a Business Combination that does not otherwise qualify as a Related Party Transaction, which management agreement would only be effective upon or following the consummation of the Business Combination and is on terms and conditions consistent with the past practices of affiliates of Overseas Toys but in no event less favorable to the Company than the management agreement previously in effect between Overseas Toys and the Company.

•	Dissolution and Liquidation; Qualified Offer. Overseas Toys agreed that if the Company does not consummate a Business Combination on or prior to the Termination Date, the Company will be required to take the steps necessary to dissolve and liquidate if Overseas Toys has not consummated a Qualified Offer on or prior to the Termination Date. In the event that a letter of intent, agreement in principle or a definitive agreement to complete a Business Combination has not then been entered into by the Company, Overseas Toys may, in connection with the provisions of Section 4C of the amended and restated Charter as described in Proposal Number Seven below, determine to commence a Qualified Offer, which must be consummated on or before the Termination Date. In the event that the officers of the Company are required to take the actions necessary to dissolve and liquidate the Company, Overseas Toys agreed to vote, and to cause its affiliates to vote, its shares of Common Stock at all times for such dissolution and liquidation and otherwise to take commercially reasonable steps to support such officers’ actions.

While the continuing covenants of Overseas Toys described above have an anti-takeover impact with respect to an acquisition of the Company by Overseas Toys, the Company believes that the positive impact of these covenants with respect to the fairness of the proposed recapitalization to the current holders of Common Stock balances out any anti-takeover effect.

Certain Federal Tax Consequences of the Recapitalization

The following discusses certain federal income tax consequences to us and our stockholders that would result from the recapitalization. No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the recapitalization, and the conclusions contained in this summary are not binding on the Internal Revenue Service. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations thereunder (including final, temporary or proposed regulations) and current administrative rulings and court decisions, all of which are subject to change, perhaps retroactively. The discussion does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances, and does not discuss any state, local, foreign or other tax consequences.

We believe that the recapitalization will be treated as a “recapitalization” within the meaning of section 368(a)(1)(E) of the Code. This should result in no material adverse federal income tax consequences to us.

As holder of the shares of Series A Preferred Stock that are to be exchanged for shares of Common Stock in the recapitalization, except with respect to cash received by it in lieu of fractional shares, Overseas Toys should not recognize gain or loss as a result of the recapitalization, and it should have the same aggregate adjusted tax basis and holding period in the Common Stock as it had in the Series A Preferred Stock immediately prior to the recapitalization.

As a result of the economic rights appertaining to shares of the Series A Preferred Stock under the Charter, such stock is properly classified as “common stock” for federal income tax purposes. Consequently, the exchange of shares of Series A Preferred Stock for shares of Common Stock will be treated for such purposes as an exchange of shares of common stock for other shares of common stock. Pursuant to Section 1036 of the Code, no gain or loss is recognized for federal income tax purposes upon such an exchange.

If you hold shares of Common Stock before the recapitalization and continue to hold those shares of Common Stock after the recapitalization, you should recognize no gain or loss with respect to such shares as a result of the recapitalization and you should have the same adjusted tax basis and holding period in the Common Stock as you had immediately prior to the recapitalization.

THE PRECEDING DISCUSSION IS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THIS DISCUSSION WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR AVOIDING PENALTIES THAT MAY BE IMPOSED. THIS DISCUSSION WAS WRITTEN TO SUPPORT THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE RECAPITALIZATION, THE APPLICABILITY OF STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND ANY PROPOSED TAX LAW CHANGES.

The Board of Directors unanimously recommends a vote “For” the recapitalization proposal.

PROPOSAL NUMBER THREE: ELIMINATION OF PREFERRED STOCK

At the Special Meeting, our stockholders will be asked to consider and vote on amendments to the Charter to eliminate the Company’s Preferred Stock as an authorized class of capital stock of the Company. This proposal to eliminate the Preferred Stock will not be effected unless all of the other eight specific proposals described herein are also approved and effected. The elimination of the Preferred Stock would be effected by the filing of the amended and restated Charter, a copy of which is attached hereto as Appendix A.

The Company has proposed the elimination of the Preferred Stock in connection with the recapitalization proposal described above and pursuant to the Recapitalization Agreement as after giving effect to the recapitalization there would no longer be any Preferred Stock outstanding and the designation or issuance of Preferred Stock is no longer contemplated. If this proposal to eliminate the Preferred Stock is approved by the Company’s stockholders, any future amendment to the Charter to permit the issuance of Preferred Stock with rights and preferences different from those of the Common Stock would require in addition to Board approval the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

The Board of Directors unanimously recommends a vote “For” the proposal to eliminate the Preferred Stock as an authorized class of capital stock of the Company.

PROPOSAL NUMBER FOUR: INDEPENDENT DIRECTOR REQUIREMENTS

At the Special Meeting, our stockholders will be asked to consider and vote on a proposal to amend our Charter in order to require a minimum number of Independent Directors during the Article XII Effective Period and provide for specified manners in which vacancies of such Independent Directors would be filled and such Independent directors may be removed. This proposal will not be effected unless all of the other eight specific proposals described herein are also approved and effected. This proposal would be effected by the filing of the amended and restated Charter, a copy of which is attached hereto as Appendix A.

The proposed amendment, which is reflected in Section 2 of Article XII of the amended and restated Charter and would apply only during the Article XII Effective Period, requires in Section 2A that at least thirty percent of the members of the Company’s Board of Directors, rounded up or down to the nearest director, and in any event at least two members, must be Independent Directors. Section 2B provides that any vacancy which causes the number of Independent Directors to be less than that required under Section 2A during the Article XII Effective Period is to be filled as soon as reasonably practicable after the occurrence of such vacancy by adding additional Independent Directors. Lastly, Section 2C provides that Independent Directors may be removed from office by the stockholders only for “cause” (within the meaning of Section 141(k) of the Delaware General Corporation Law) at a meeting of stockholders, the notice of which states that the removal of one or more Independent Directors is among the purposes of the meeting, and only by the affirmative vote of (i) the holders of at least a majority of the outstanding shares of capital stock of the Company entitled to vote generally in the election of the directors, and (ii) the holders of at least a majority of the outstanding shares of Common Stock of the Company, excluding those owned or controlled, directly or indirectly, by Overseas Toys or its affiliates.

During the Article XII Effective Period, this amendment, together with Overseas Toys’ continuing covenants in the Recapitalization Agreement with respect to Independent Directors described in Proposal Number Two above, will prevent Overseas Toys from having the power to elect all members of our Board as the holder of 70% of our issued and outstanding Common Stock, ensure the presence of Independent Directors on our Board to evaluate and vote on Related Party Transactions, limit the removal of Independent Directors and prevent Overseas Toys from removing Independent Directors without the consent of a majority of the other stockholders.

The Board of Directors unanimously recommends a vote “For” the proposal to amend our Charter in order to require a minimum number of Independent Directors during the Article XII Effective Period and provide for specified manners in which vacancies of such Independent Directors will be filled and such Independent directors may be removed.

PROPOSAL NUMBER FIVE: APPROVAL OF CERTAIN RELATED PARTY TRANSACTIONS

At the Special Meeting, our stockholders will be asked to consider and vote on a proposal to amend our Charter in order to require the approval by Independent Directors of any Business Combination that is a Related Party Transaction. This proposal will not be effected unless all of the other eight specific proposals described herein are also approved and effected. This proposal would be effected by the filing of the amended and restated Charter, a copy of which is attached hereto as Appendix A.

The proposed amendment, which is reflected in Section 4A of Article XII of the amended and restated Charter and would apply only during the Article XII Effective Period, requires the approval of the Board of Directors (including the approval of a majority of the Independent Directors but in any event at least one Independent Director) for any Business Combination that is a Related Party Transaction. During the Article XII Effective Period, this amendment, together with the amendment described in Proposal Number Four above and Overseas Toys’ continuing covenants in the Recapitalization Agreement with respect to Independent Directors described in Proposal Number Two above, would prevent the members of the Board that are affiliated with

Overseas Toys from having the power to authorize the Company to enter into Related Party Transactions without the approval of a majority of the Independent Directors.

The Board of Directors unanimously recommends a vote “For” the proposal to require the approval by Independent Directors of any Business Combination that is a Related Party Transaction.

PROPOSAL NUMBER SIX: REQUIRED DISSOLUTION AND LIQUIDATION OF THE COMPANY

At the Special Meeting, our stockholders will be asked to consider and vote on a proposal to amend our Charter in order to require the officers of the Company to take the steps necessary to cause the dissolution and liquidation of the Company under certain circumstances unless a specified business combination is timely consummated. This proposal will not be effected unless all of the other eight specific proposals described herein are also approved and effected. This proposal would be effected by the filing of the amended and restated Charter, a copy of which is attached hereto as Appendix A.

The proposed amendment, which is reflected in Section 4B of Article XII of the amended and restated Charter and would apply only during the Article XII Effective Period, requires, in the event the Company does not consummate a Business Combination by the Termination Date and no Qualified Offer has previously been consummated, the officers of the Company to take all action necessary to dissolve and liquidate the Company as soon as reasonably practicable. This proposal would ensure that there is a specified timeframe for action by the Company on a Business Combination or a liquidation in which all stockholders would be entitled to distributions on a pro rata basis.

Any dissolution and liquidation of the Company would be effected by the filing of a certificate of dissolution, after which the Company would continue to exist for a period of time in order to prosecute and defend any litigation, dispose of its property and discharge its liabilities. The holders of Common Stock would be entitled to receive ratably the Company’s net assets available after the payment of all debts and other liabilities.

The Board of Directors unanimously recommends a vote “For” the proposal to require the officers of the Company to take the steps necessary to cause the dissolution and liquidation of the Company under certain circumstances unless a specified business combination is timely consummated.

PROPOSAL NUMBER SEVEN: QUALIFIED OFFER

At the Special Meeting, our stockholders will be asked to consider and vote on a proposal to amend our Charter in order to specify that a dissolution and liquidation of the Company would not be required to occur as outlined in Proposal Number Six above if Overseas Toys timely makes an offer to buy the outstanding stock of the Company it does not already own under certain circumstances and timely consummates such offer pursuant to the provisions of the Recapitalization Agreement. This proposal will not be effected unless all of the other eight specific proposals described herein are also approved and effected. This proposal would be effected by the filing of the amended and restated Charter, a copy of which is attached hereto as Appendix A.

The proposed amendment, which is reflected in Section 4C of Article XII of the amended and restated Charter and will apply only during the Article XII Effective Period, provides that, notwithstanding Section 4B of Article XII described in Proposal Number Six above, the Company will not be required to be dissolved and liquidated if Overseas Toys has timely made a Qualified Offer and timely consummated such Qualified Offer by having purchased all shares of stock properly and timely tendered and not withdrawn pursuant to the terms of the Qualified Offer. The result of this proposal would be that Overseas Toys would have an opportunity to offer to buy out the rest of the Company’s stockholders in the event Overseas Toys wants to continue its investment in the Company beyond the date on which the Company would otherwise be required to dissolve and liquidate in accordance with Section 4B of Article XII described in Proposal Number Six. Overseas Toys’ has advised the Company that its determination to enter into the Recapitalization Agreement was based in part on the balancing effect of this Qualified Offer amendment on the required dissolution and liquidation amendment proposed for the benefit of the current holders of Common Stock.

The Board of Directors unanimously recommends a vote “For” the proposal to specify that a dissolution and liquidation of the Company would not be required to occur if Overseas Toys timely makes a Qualified Offer and timely consummates such offer pursuant to the provisions of the Recapitalization Agreement.

PROPOSAL NUMBER EIGHT: RESTRICTIONS ON OTHER BUSINESS COMBINATIONS AND
SIMILAR INVESTMENTS

At the Special Meeting, our stockholders will be asked to consider and vote on a proposal to amend our Charter in order to restrict the Company’s ability to enter into a business combination or other investment transaction outside the ordinary course of business that would not be above a specified threshold size. This proposal will not be effected unless all of the other eight specific proposals described herein are also approved and effected. This proposal would be effected by the filing of the amended and restated Charter, a copy of which is attached hereto as Appendix A.

The proposed amendment, which is reflected in Section 4D of Article XII of the amended and restated Charter and would apply only during the Article XII Effective Period, states that unless and until the earliest to occur of the consummation of a Business Combination or a Qualified Offer or the dissolution or liquidation after the Termination Date, the Company may not consummate directly or indirectly any other business combination or any merger, capital stock exchange or stock purchase or any asset acquisition outside the ordinary course of business unless the aggregate purchase price or fair market value of acquired business is at least (a) eighty percent (80%) of the Company’s net assets at the time of such acquisition or (b) Fifteen Million Dollars ($15,000,000). This proposed amendment would prevent the Board of Directors from authorizing the Company to enter into a business combination or other investment transaction that would not provide sufficient value to the stockholders.

The Board of Directors unanimously recommends a vote “For” the proposal to restrict the Company’s ability to consummate business combinations and other investments that do not qualify as a Business Combination.

PROPOSAL NUMBER NINE: FUTURE AMENDMENTS OF ARTICLE XII

At the Special Meeting, our stockholders will be asked to consider and vote on a proposal to amend our Charter in order to provide for specified required approvals to amend Article XII of the amended and restated Charter. This proposal will not be effected unless all of the other eight specific proposals described herein are also approved and effected. This proposal would be effected by the filing of the amended and restated Charter, a copy of which is attached hereto as Appendix A.

The proposed amendment, which is reflected in Section 3 of Article XII of the amended and restated Charter and would apply only during the Article XII Effective Period, provides that, notwithstanding the provisions of Article X of the Charter, any amendment, repeal (other than upon the termination of the Article XII Effective Period) or other alteration of Article XII would require the affirmative vote of (i) the holders of at least two-thirds of the outstanding shares of capital stock of the Company entitled to vote in the election of directors, and (ii) the holders of at least a majority of the outstanding shares of Common Stock of the Corporation, excluding those owned or controlled, directly or indirectly, by Overseas Toys or its affiliates. This proposed amendment would ensure that Overseas Toys cannot unilaterally alter the protections for the current holders of the Common Stock contained in Article XII of the amended and restated Charter without the separate approval of the other holders of the Common Stock.

The Board of Directors unanimously recommends a vote “For” the proposal to provide for specified required approvals to amend Article XII of the amended and restated Charter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of the Company’s Common Stock at August 15, 2008. Except as otherwise indicated in the footnotes, the Company believes that the beneficial owners of its Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to the shares of the Company’s Common Stock shown as beneficially owned by them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth each person known by the Company (other than directors and executive officers) to own beneficially more than 5% of the outstanding Common Stock:

	Number of Shares of
	Common Stock	Percentage of
Name and Address of Beneficial Owner	Beneficially Owned(1)	Class(1)(2)

Overseas Toys and affiliates(3)(4) Overseas Toys, L.P. OA3, LLC Multi-Accounts, LLC Ronald W. Burkle	4,208,151	20.6%
Everest Special Situations Fund L.P.(5)(6) Maoz Everest Fund Management Ltd. Elchanan Maoz Platinum House 21 H’arba’a Street Tel Aviv 64739 Israel	2,668,733	16.4%
Patrick D. Brady(5)(6)(7) c/o NMP LLC 401 Edgewater Place Suite 640 Wakefield, MA 01880	1,277,822	7.9%
Eric Stanton(5)(6)(8) 39 Gloucester Road 6th Floor Wanchai Hong Kong	1,123,023	6.9%
Gregory P. Shlopak(5)(6)(9) 63 Main Street Gloucester, MA 01930	1,119,100	6.9%
H. Ty Warner(5)(6) P.O. Box 5377 Oak Brook, IL 60522	975,610	6.0%

(1)	The number of shares beneficially owned by each stockholder is determined in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of Common Stock that the stockholder has sole or shared voting or investment power and any shares of Common Stock that the stockholder has a right to acquire within sixty (60) days after August 15, 2008, through the exercise of any option, warrant or other right including the conversion of the Series A Preferred Stock. The percentage ownership of the outstanding Common Stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options, warrants or other rights into shares of Common Stock, including, with respect to Overseas Toys and its affiliates only, the conversion of the Series A Preferred Stock. If the

Series A Preferred Stock owned by Overseas Toys were to be (or, for purposes of the Percentage of Class calculation, were to be deemed to be) converted into Common Stock pursuant to the terms of the Series A Preferred Stock, the percentage ownership of Common Stock for each stockholder listed above, other than Overseas Toys and its affiliates, would be reduced from the percentage shown above.

(2)	If the conversion and reclassification of all of the Series A Preferred Stock pursuant to the recapitalization proposal described herein were to occur, the percentage ownership of Common Stock (i) for Overseas Toys and its affiliates would be increased to 70%, and (ii) for each stockholder listed above, other than Overseas Toys and its affiliates, would be reduced from the percentage shown above.

(3)	Represents shares of Common Stock issuable upon conversion of 34,717 shares of outstanding Series A Preferred Stock. Percentage based on Common Stock outstanding, plus all such convertible shares. Overseas Toys is the holder of record of all the outstanding shares of Series A Preferred Stock. Multi-Accounts, LLC is the sole general partner of Overseas Toys, and OA3, LLC is the sole managing member of Multi-Accounts, LLC. Ronald W. Burkle is the sole managing member of OA3, LLC. The address of each of Overseas Toys, Multi-Accounts, LLC, OA3, LLC, and Ronald W. Burkle is 9130 West Sunset Boulevard, Los Angeles, California 90069.

Overseas Toys is party to a Voting Agreement, dated September 1, 1999, with Patrick D. Brady, Allan I. Brown, Gregory P. Shlopak, the Shlopak Foundation, Cyrk International Foundation, and the Eric Stanton Self-Declaration of Revocable Trust, pursuant to which Overseas Toys, Multi-Accounts, LLC, OA3, LLC, and Ronald W. Burkle may be deemed to have shared voting power over 8,233,616 shares for the purpose of election of certain nominees of Overseas Toys to the Company’s Board of Directors, and may be deemed to be members of a “group” for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Overseas Toys, Multi-Accounts, LLC, OA3, LLC and Ronald W. Burkle disclaim beneficial ownership of any shares, except for the shares as to which they possess sole dispositive and voting power.

(4)	Percentage based on a total of 20,468,475 shares outstanding on an as-converted basis consisting of 16,260,324 shares of Common Stock outstanding and 4,208,151 shares of Common Stock issuable upon conversion of 34,717 shares of Series A Preferred Stock outstanding as of August 15, 2008.

(5)	Percentage based on 16,260,324 shares of Common Stock outstanding as of August 15, 2008.

(6)	The information concerning these holders is based solely on information contained in filings pursuant to the Securities Exchange Act of 1934, as amended.

(7)	Includes 90,408 shares held by a private charitable foundation as to which Mr. Brady, as trustee, has sole voting and dispositive power. Mr. Brady is a party to a Voting Agreement, dated September 1, 1999, with Overseas Toys and Allan I. Brown, Gregory P. Shlopak, the Shlopak Foundation Trust, the Eric Stanton Self-Declaration of Revocable Trust and the Cyrk International Foundation Trust pursuant to which Messrs. Brady, Brown, Shlopak, and Stanton and the trusts have agreed to vote in favor of certain nominees of Overseas Toys to the Company’s Board of Directors. Mr. Brady expressly disclaims beneficial ownership of any shares except for the 1,277,822 shares as to which he possesses sole voting and dispositive power.

(8)	Eric Stanton, as trustee of the Eric Stanton Self-Declaration of Revocable Trust, has the sole power to vote, or to direct the vote of, and the sole power to dispose, or to direct the disposition of, 1,123,023 shares. Mr. Stanton, as trustee of the Eric Stanton Self-Declaration of Revocable Trust, is a party to a Voting Agreement, dated September 1, 1999, with Overseas Toys and Patrick D. Brady, Allan I. Brown, Gregory P. Shlopak, the Shlopak Foundation Trust, and the Cyrk International Foundation Trust pursuant to which Messrs. Brady, Brown, Shlopak, and Stanton and the trusts have agreed to vote in favor of certain nominees of Overseas Toys to the Company’s Board of Directors. Mr. Stanton expressly disclaims beneficial ownership of any shares except for the 1,123,023 shares as to which he possesses sole voting and dispositive power.

(9)	The information concerning this holder is based solely on information contained in filings Mr. Shlopak has made with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended. Includes 84,401 shares held by a private charitable foundation as to which Mr. Shlopak, as trustee, has sole voting and dispositive power. Mr. Shlopak is a party to a Voting

Agreement, dated September 1, 1999, with Overseas Toys, Patrick D. Brady, Allan I. Brown, the Shlopak Foundation, Cyrk International Foundation, and the Eric Stanton Self-Declaration of Revocable Trust, pursuant to which Messrs. Brady, Brown, Shlopak, and Stanton and the trusts have agreed to vote in favor of certain nominees of Overseas Toys to the Company’s Board of Directors. Mr. Shlopak expressly disclaims beneficial ownership of any shares except for the 1,119,100 shares as to which he possesses sole voting and dispositive power.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information at August 15, 2008, regarding the beneficial ownership of the Company’s Common Stock (including Common Stock issuable upon the exercise of stock options exercisable within 60 days of August 15, 2008) by each director and each executive officer named in the Summary Compensation Table contained in our July 2007 proxy statement, and by all of the Company’s directors and persons performing the roles of executive officers as a group:

	Number of Shares of
	Common Stock	Percentage of
Name and Address of Beneficial Owner	Beneficially Owned(a)	Class(a)(b)(c)

Allan I. Brown(d)	1,133,023	7.0%
Joseph W. Bartlett(e)	65,000	*
J. Anthony Kouba(f)	55,000	*
Greg Mays(g)	10,000	*
Erika Paulson	—	—
Ira Tochner	—	—
Terrence Wallock(h)	5,000	*
All directors and executive officers as a group (7 persons)(i)	1,268,023	7.8%

*	Represents less than 1%

(a)	The address of each of the directors and executive officers is c/o Simon Worldwide, Inc., 5200 W. Century Boulevard, Suite 420, Los Angeles, California, 90045. The number of shares beneficially owned by each stockholder is determined in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of Common Stock that the stockholder has sole or shared voting or investment power and any shares of Common Stock that the stockholder has a right to acquire within sixty (60) days after August 15, 2008 through the exercise of any option, warrant or other right, including the conversion of the Series A Preferred Stock. The percentage ownership of the outstanding Common Stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options, warrants or other rights. If the Series A Preferred Stock owned by Overseas Toys were to be (or, for purposes of the Percentage of Class calculation, were to be deemed to be) converted into Common Stock pursuant to the terms of the Series A Preferred Stock, the percentage ownership of Common Stock for each management stockholder listed above would be reduced from the percentage shown above.

(b)	Based on 16,260,324 shares of Common Stock outstanding as of August 15, 2008.

(c)	If the conversion and reclassification of all of the Series A Preferred Stock pursuant to the recapitalization proposal described herein were to actually occur, the percentage ownership of Common Stock for each director and executive officer listed above would be reduced significantly from the respective percentages reflected above.

(d)	Includes 20,000 shares issuable pursuant to stock options exercisable within 60 days of August 15, 2008. Mr. Brown has the sole power to vote, or to direct the vote of, and the sole power to dispose, or to direct the disposition of, 1,113,023 shares of Common Stock. Mr. Brown is party to a Voting Agreement, dated

September 1, 1999, with Overseas Toys, Patrick D. Brady, Gregory P. Shlopak, the Shlopak Foundation, Cyrk International Foundation, and the Eric Stanton Self-Declaration of Revocable Trust, pursuant to which Messrs. Brady, Brown, Shlopak, and Stanton and the trusts have agreed to vote in favor of certain nominees of Overseas Toys to the Company’s Board of Directors. Mr. Brown expressly disclaims beneficial ownership of any shares except for the 1,133,023 shares as to which he possesses sole voting and dispositive power.

(e)	The 65,000 shares are issuable pursuant to stock options exercisable within 60 days of August 15, 2008.

(f)	The 55,000 shares are issuable pursuant to stock options exercisable within 60 days of August 15, 2008.

(g)	The 10,000 shares are issuable pursuant to stock options exercisable within 60 days of August 15, 2008.

(h)	The 5,000 shares are issuable pursuant to stock options exercisable within 60 days of August 15, 2008.

(i)	Includes a total of 155,000 stock options exercisable within 60 days of August 15, 2008.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Simon Board members Erika Paulson and Ira Tochner are each partners of Overseas Toys, the holder of the Series A Preferred Stock, and Greg Mays holds his seat on the Board as a designee of Overseas Toys. As described above, in connection with the proposed recapitalization Overseas Toys will surrender its shares of Series A Preferred Stock and the rights and preferences associated with such shares in exchange for ownership of 70% of the Company’s outstanding shares of capital stock.

By Order of the Board of Directors

/s/ Cameron Read
Cameron Read
Secretary

Los Angeles, California
August 19, 2008

Appendix A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SIMON WORLDWIDE, INC.

Simon Worldwide, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

The original Certificate of Incorporation of Simon Worldwide, Inc. (formerly known as Cyrk, Inc. and prior to that as Cyrk International, Inc.) was filed with the Secretary of State of Delaware on April 9, 1990. Pursuant to Sections 242 and 245 of the General Corporation Law, this Second Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation on June 11, 2008, and approved by the stockholders of the Corporation on September 18, 2008. This second restatement amends the Corporation’s Restated Certificate of Incorporation and integrates and restates in a single document the Restated Certificate of Incorporation and all restatements of and amendments made thereto since the original filing date through and including amendments approved by stockholders on September 18, 2008.

ARTICLE I

The name of the corporation is Simon Worldwide, Inc.

ARTICLE II

The registered office of the Corporation in the State of Delaware is to be located at 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, Delaware 19901, and the name of the Corporation’s registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have the authority to issue is 100,000,000 shares of Common Stock, $.01 par value.

ARTICLE V

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for creating, defining, limiting and regulating the powers of the Corporation, the directors and the stockholders or one or more classes of the stockholders:

(1) Except as otherwise required by law, by this Second Amended and Restated Certificate of Incorporation or by the by-laws of the Corporation, as from time to time amended, the business of the Corporation shall be managed by its board of directors which shall have and may exercise all the powers of the Corporation. The board of directors of the Corporation is hereby specifically authorized and empowered from time to time in its discretion to determine the extent, if any, to which and the time and place at which, and the conditions under which any stockholder of the Corporation may examine books and records of the Corporation, other than the books and records now or hereafter required by statute to be kept open for inspection of stockholders of the Corporation.

(2) Any vote or votes authorizing liquidation of the Corporation or proceedings for its dissolution may provide, subject to the rights of creditors and rights expressly provided for particular classes of series of stocks, for the distribution pro rata among the stockholders of the Corporation of assets of the Corporation, wholly or in part in kind, whether such assets be in cash or other property, and may authorize the board of directors of the Corporation to determine the value of the different assets of the Corporation for the purpose of such liquidation and may divide or authorize the board of directors of the Corporation to divide such assets or any part thereof among the stockholders of the Corporation, in such manner that every stockholder will receive a proportionate amount in value (determined as aforesaid) of cash or property of the Corporation upon such liquidation or dissolution even though even stockholder may not receive a strictly proportionate part of each such asset.

ARTICLE VI

The board of directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal the by-laws of the Corporation, except as such power may be restricted or limited by the General Corporation Law of the State of Delaware.

ARTICLE VII

Section 1.  Number, Terms and Election of Directors

Subject to the provisions of Article XII, the number of directors of the Corporation shall be fixed and may be increased or decreased from time to time by the board of directors of the Corporation, but in no case shall the number be less than three nor more than fifteen.

The directors shall be divided into three classes, as nearly equal in number as possible. One class of directors has been initially elected for a term expiring at the annual meeting of stockholders to be held in 1994, another class of directors has been initially elected for a term expiring at the annual meeting of stockholders to be held in 1995 and another class of directors has been initially elected for a term expiring at the annual meeting of stockholders to be held in 1996, with members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at the meeting shall be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following their year of election.

Section 2.  Newly Created Directorships and Vacancies.

Subject to the provisions of Article XII, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of an incumbent director.

Section 3.  Removal.

Subject to the provisions of Article XII, any director may be removed from office by the stockholders only for cause and only in the following manner. At any annual meeting or special meeting of the stockholders of the Corporation, the notice of which shall state that the removal of a director or directors is among the purposes of the meeting, the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of the directors, voting together as a single class, may remove such director or directors for cause.

ARTICLE VIII

No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability, (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. Any repeal or modification of this Article VIII shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing hereunder prior to the time of such repeal or modification.

ARTICLE IX

The Corporation shall, to the fullest extent permitted from time to time under the General Corporation Law of the State of Delaware, indemnify each of its directors and officers against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in respect of any action, suit or proceeding in which such director or officer may be involved or with which he may be threatened, while in office or thereafter, by reason of his or her actions or omissions in connection with services rendered directly or indirectly to the Corporation during his or her term of office, such indemnification to include prompt payment of expenses in advance of the final disposition of any such action, suit or proceeding.

ARTICLE X

Any amendment, repeal, or other alteration of this Restated Certificate of Incorporation shall require the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, except that any amendment, repeal, or other alteration of Article VII, or of this Article X, or of Article XI shall require the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors and that any amendment, repeal or other alteration of Article XII shall be made in accordance with Section 3 of Article XII. Subject to the foregoing, the Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors, and officers are subject to this reserved power.

ARTICLE XI

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or the President of the Corporation or by the Secretary within 10 days after receipt of the written request of a majority of the Directors of the Corporation.

ARTICLE XII

The provisions of Sections 1 through 4 of this Article XII shall apply during the period (the “Article XII Effective Period”) commencing on the closing of the recapitalization of the Corporation pursuant to that certain Exchange and Recapitalization Agreement dated June 11, 2008 (the “Recapitalization Agreement”) by and among the Corporation and the investors party thereto (the “Recapitalization”), and terminating upon the earliest to occur of the dissolution and liquidation of the Company after the Termination Date (as defined below), the consummation of a Qualified Offer (as defined in the Recapitalization Agreement) or the consummation of any Business Combination, after which all of the provisions of this Article XII (except for the provisions of Section 1 below) shall terminate in their entirety and be of no further force or effect. A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, stock purchase or asset acquisition, of a business (“Target Business”) having, collectively, an aggregate purchase price or fair market value of at least (i) 80% of the Corporation’s net assets at the time of such acquisition, or (ii) Fifteen Million Dollars ($15,000,000). For purposes of this Article XII, the fair market value of the Target Business shall be determined by the Board of Directors in good faith.

Section 1.  Recapitalization.

Upon the filing of the Charter Amendment with the Secretary of State of the State of Delaware, the issued and outstanding shares of Series A1 Senior Cumulative Participating Convertible Preferred Stock (including all rights to accrued or declared but unpaid dividends thereon) shall be automatically converted into an aggregate of 37,940,7561 shares of Common Stock and the right to receive any accrued or declared but unpaid dividends on the Series A1 Senior Cumulative Participating Convertible Preferred Stock shall be cancelled.

Section 2.  Number of Directors; Independent Directors; Removal of Independent Directors.

Notwithstanding the provisions of Article VII above, during the Article XII Effective Period:

A. The number of directors of the Corporation shall be seven (7) members, at least thirty percent (30%) of which, rounded up or down to the nearest director, but at least two of whom (“Independent Directors”) prior to the consummation of a Business Combination or a Qualified Offer shall be unaffiliated with and independent of (in accordance with Nasdaq Marketplace Code 4200(a)(15)) Overseas Toys, L.P. and its affiliates (collectively “Overseas Toys”); provided that the aggregate number of directors may be increased or decreased from time to time by the board of directors of the Corporation, but in no case shall the number of directors be less than three nor more than fifteen.

B. Any vacancy which causes the number of Independent Directors to be less than that required by this Section 2 prior to the consummation of a Business Combination or a Qualified Offer shall be filled as soon as reasonably practicable after the occurrence of such vacancy by adding additional Independent Directors.

C. Any Independent Director may be removed from office by the stockholders only for “cause” (within the meaning of Section 141(k) of the Delaware General Corporation Law) and only in the following manner: At any annual meeting or special meeting of the stockholders of the Corporation, the notice of which shall state that the removal of one or more Independent Directors is among the purposes of the meeting, the affirmative vote of (i) the holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of the directors, and (ii) the holders of at least a majority of the outstanding shares of Common Stock of the Corporation, excluding

1 This figure will be a number equal to 70% of the shares of Common Stock outstanding (calculated on a primary basis) following the Recapitalization (as such term is defined in the Recapitalization Agreement), which outstanding shares shall be comprised solely of the shares of Common Stock outstanding at the time of the execution of the Recapitalization Agreement and any shares issued pursuant to the exercise of any options listed on Schedule 2.02(b) between the date of the Recapitalization Agreement and the consummation of the Recapitalization. By way of example only, if none of the outstanding stock options listed on Section 2.02(b) of the Disclosure Schedule to the Recapitalization Agreement are exercised, the number of shares of Common Stock outstanding immediately prior to the closing of the Recapitalization will not change from the 16,260,324 shares of Common Stock outstanding as of the date of the Recapitalization Agreement and, accordingly, 37,940,756 shares of Common Stock would be issued to Overseas Toys, L.P. upon closing of the Recapitalization.

those owned or controlled, directly or indirectly, by Overseas Toys, or its affiliates, shall be required to remove such Independent Director or Independent Directors for cause.

Section 3.  Amendments to Article XII.

Notwithstanding the provisions of Article X above, any amendment, repeal (other than upon the termination of the Article XII Effective Period as set forth in the first sentence of this Article XII) or other alteration of this Article XII shall require the affirmative vote of (i) the holders of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, and (ii) the holders of at least a majority of the outstanding shares of Common Stock of the Corporation, excluding those owned or controlled, directly or indirectly, by Overseas Toys, or its affiliates.

Section 4.  Related Party Transactions, Qualified Offer and Business Combination.

A. The approval of the Board of Directors (including the approval of a majority of the Independent Directors but in any event at least one Independent Director) shall be required for any Business Combination that is a Related Party Transaction (as defined in the Recapitalization Agreement). This paragraph A shall not apply to a Business Combination that is not a Related Party Transaction.

B. In the event that the Corporation does not consummate a Business Combination by the later of (i) December 31, 2010 or (ii) December 31, 2011 in the event that a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed on or prior to December 31, 2010 but the Business Combination was not consummated prior to such time (such later applicable date being referred to as the “Termination Date”), and no Qualified Offer shall have been previously consummated, the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable.

C. Notwithstanding the foregoing, the Corporation shall not be required to be dissolved and liquidated if Overseas Toys and/or any affiliate thereof shall have made a Qualified Offer no earlier than one hundred and twenty (120) days and at least sixty (60) days prior to the Termination Date and shall have consummated such Qualified Offer by having purchased all shares of stock properly and timely tendered and not withdrawn pursuant to the terms of the Qualified Offer.

D. Unless and until the earliest to occur of the consummation of a Business Combination or a Qualified Offer or the dissolution or liquidation after the Termination Date, the Corporation may not consummate directly or indirectly any other business combination or any merger, capital stock exchange or stock purchase or any asset acquisition outside the ordinary course of business.

IN WITNESS WHEREOF, the undersigned, acting for and on behalf of the Corporation, has hereunto subscribed his name this [  ] day of [          ], 2008.

J. Anthony Kouba
Chief Executive Officer

Appendix B

June 11, 2008

PERSONAL AND CONFIDENTIAL

Special Committee of the Board of Directors
Simon Worldwide, Inc.
5200 West Century Boulevard
Los Angeles, CA 90045

Gentlemen:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common stockholders of Simon Worldwide, Inc. (“Simon” or the “Company”) of the proposed exchange, as described in the Exchange and Recapitalization Agreement by and among the Company and Overseas Toys, L.P. dated June 11, 2008 (the “Recapitalization Agreement”), of all issued and outstanding shares of Series A Senior Cumulative Participating Convertible Preferred Stock held by Overseas Toys, L.P., an affiliate of The Yucaipa Companies, LLC (“Yucaipa”), into 70% of the issued and outstanding shares (calculated on a primary basis) of the Company’s common stock (the “Proposed Transaction”), which outstanding shares shall be comprised solely of the shares of common stock outstanding at the time of the execution of the Recapitalization Agreement and any shares issued pursuant to the exercise of any options listed on Schedule 2.02(b) of the disclosure schedule attached to the Recapitalization Agreement between the date of the Recapitalization Agreement and the consummation of the Proposed Transaction.

Greif & Co. (“Greif’’), as part of its investment banking business, is regularly engaged in the evaluation of capital structures, the evaluation of businesses and their securities in connection with mergers and acquisitions, private placements, financial restructurings and other financial services. We will receive a fee for delivering this opinion to a special committee of disinterested directors of the Board of Directors of the Company (the “Special Committee”) consisting of Messrs. Allan I. Brown and Joseph W. Bartlett and to the Board of Directors of Simon Worldwide, Inc. The Company has agreed to indemnify Greif against certain liabilities arising out of or in connection with the advice or services rendered by Greif with respect to the Proposed Transaction.

For purposes of the opinion set forth herein, we have:

(i)	reviewed the Company’s Form 10-K for the fiscal years ended December 31, 2006 and 2007, and the Company’s Form 10-Q for the nine-month, sixth-month and three-month periods ended September 30, 2007, June 30, 2007 and March 31, 2008, respectively;

(ii)	discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

633 West Fifth Street • Sixty-Fifth Floor • Los Angeles, California 90071-2005
Telephone (213) 346-9250 • Facsimile (213) 346-9260 • owl@greifco.com • www.greifco.com

B-1

Special Committee of the Board of Directors
Simon Worldwide, Inc.
June 11, 2008

(iii)	reviewed the Certificate of Designation of Voting Power, Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of Series A Senior Cumulative Participating Convertible Preferred Stock of Cyrk, Inc. (Simon’s previous name) and the Restated Certificate of Incorporation of Cyrk, Inc.;

(iv)	reviewed Source Interlink Companies, Inc.’s (“Source”) Form 10-K for the fiscal years ended January 31,2007 and 2008, and Source’s Form 10-Q for the nine-month and sixth-month periods ended October 31, 2007 and July 31, 2007, respectively;

(v)	discussed the past and current operations, financial condition and prospects of Source with Source senior management;

(vi)	discussed the past and current operations, financial condition and prospects of investments held by Yucaipa AEC Associates, LLC with senior management of Yucaipa;

(vii)	reviewed other publicly available financial data with respect to the Company and Source;

(viii)	compared the financial performance of certain other comparable publicly traded companies and their securities for the Company’s investment in Source;

(ix)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions for the Company’s investment in Source;

(x)	reviewed a memo titled “Summary of Strategies for Utilization of NOLs of Simon Worldwide, Inc.” prepared by Choate, Hall & Stewart LLP dated July 20, 2006;

(xi)	discussed with the Special Committee’s outside tax counsel certain aspects regarding the Company’s net operating losses (“NOLs”);

(xii)	performed a valuation of the Company’s NOLs using a discounted cash flow analysis; and

(xiii)	performed such other analyses and considered such other factors as we have deemed appropriate.

In our review and analysis and in rendering this opinion, we have relied upon, but have not independently investigated or verified, the accuracy, completeness or fair presentation of any financial and other information that was provided to us by the Company, Source and Yucaipa or their respective affiliates or that was publicly available to us (including, without limitation, the information described above and management’s estimated future performance of the Company), or that was otherwise reviewed by us. This opinion is expressly conditioned upon such information (whether written or oral) being accurate and complete in all respects.

We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. It is understood that this letter is for the information of the Special Committee and the Board of Directors of the Company and may not be disclosed publicly in any manner without our prior written approval; provided that this letter shall constitute the prior written approval for the Special Committee, the Board of Directors of the Company and the Company to include this letter in any document to be filed with the Securities and Exchange Commission or sent to the Company’s stockholders in connection with or respect to the Proposed Transaction, including without limitation any proxy solicitation related thereto. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

In our review, we did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of, any of the assets of the Company or Source, nor have we been furnished with any such evaluations or appraisals for the Company or Source or reports of such physical inspections

Special Committee of the Board of Directors
Simon Worldwide, Inc.
June 11, 2008

for the Company or Source, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections for the Company or Source. Our opinion is based on economic, monetary, political, regulatory, market and other conditions existing and which can be evaluated as of the date hereof; however, such conditions are subject to rapid and unpredictable change and such changes could affect the conclusions expressed herein. We have made no independent investigation of any legal or accounting matters affecting the Company or Source, and we have assumed the correctness of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the accounting and tax consequences of the Proposed Transaction to the Company and its security holders.

The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such opinions are not readily susceptible to partial analysis or summary description. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein. Greif’s analyses must be considered as a whole. In arriving at its opinion, Greif made qualitative judgments as to the significance and relevance of each analysis and factor it considered. Accordingly, Greif believes that its analyses must be considered as a whole and that selecting portions of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinions, In its analyses, Greif made numerous assumptions with respect to Simon and Source, including general business, economic, market and financial conditions, and other matters, many of which are beyond Simon’s and Source’s control. No company, transaction or business used in such analyses as a comparison is identical to Simon, Source or the Proposed Transaction, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operational characteristics and other factors that could affect the acquisition, public trading, fair value, present fair saleable value, or other values of the Company and Source, business segments or the Proposed Transaction being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses, In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect or predict the prices at which businesses or securities actually may be sold currently or in the future. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

In rendering this opinion, we have also assumed that: (i) the Proposed Transaction will be consummated on the terms described in the Recapitalization Agreement without any waiver of any material terms or conditions and that the conditions to the consummation of the Proposed Transaction set forth in the Recapitalization Agreement will be satisfied without material expense; (ii) there is not now, and there will not as a result of the consummation of the transaction contemplated by the Proposed Transaction be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its respective subsidiaries or affiliates is a party; and (iii) all material assets and liabilities (contingent or otherwise known or unknown) of the Company are as set forth in its consolidated financial statements.

Moreover, in rendering the opinion set forth below we note that the entering into of the Proposed Transaction is conditioned upon the approval of the Board of Directors or equivalent body of the Company, and we are not recommending that the Company, or its Board of Directors or equivalent bodies, or any of its security holders or any other person should take any specific action in connection with the Proposed Transaction or exchanging any securities pursuant thereto. Without limiting the generality of the foregoing, we express no opinion as to any exchange or issuance of promissory notes or other debt or preferred units pursuant to the Proposed Transaction or otherwise. Our opinion does not constitute a recommendation of the Proposed Transaction over any alternative

Special Committee of the Board of Directors
Simon Worldwide, Inc.
June 11, 2008

transaction which may be available to the Company or its security holders, and does not address the Company’s underlying business decision to effect the Proposed Transaction.

We have not previously acted as a financial advisor to any party to the Proposed Transaction that is the subject of this fairness opinion. We will not receive compensation that is contingent upon the successful completion of the Proposed Transaction for rendering this fairness opinion. We have not had any material relationships that existed during the past two years in which any compensation was received or is intended to be received as a result of the relationship between Greif and any party to the Proposed Transaction.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Proposed Transaction, taken as a whole, is fair to Simon’s common shareholders from a financial point of view. This fairness opinion was approved by Greif’s fairness committee. We do not express an opinion about the fairness of the Proposed Transaction to Overseas Toys, L.P., the holders of the Series A Senior Cumulative Participating Convertible Preferred Stock of the Company.

Very truly yours,

GREIF & CO.

Lloyd Greif
President & CEO

LG/ss

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
PROXY — SIMON WORLDWIDE, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
SPECIAL MEETING OF STOCKHOLDERS –September 18, 2008
     The undersigned stockholder of Simon Worldwide, Inc. hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and related Proxy Statement, revokes any prior proxies, and appoints J. Anthony Kouba and Terrence Wallock, or any of them, each with full power to act alone, the attorney and proxy for the undersigned with power of substitution in each to act for and to vote, as designated below, with the same force and effect as the undersigned, all shares of Simon Worldwide, Inc. common stock or preferred stock standing in the name of the undersigned at the Special Meeting of Stockholders of Simon Worldwide, Inc. to be held at the Los Angeles Airport Marriott Hotel, 5855 W. Century Boulevard, Los Angeles, California on September 18, 2008 at 10:00 a.m., local time, and any adjournments thereof.
     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL, THIS PROXY CARD WILL BE VOTED “FOR” THE INCREASE IN AUTHORIZED CAPITAL STOCK, RECAPITALIZATION, ELIMINATION OF THE PREFERRED STOCK, INDEPENDENT DIRECTOR REQUIREMENTS, APPROVAL OF CERTAIN RELATED PARTY TRANSACTIONS, REQUIRED DISSOLUTION AND LIQUIDATION OF THE COMPANY, QUALIFIED OFFER, RESTRICTIONS ON OTHER BUSINESS COMBINATIONS AND SIMILAR INVESTMENTS, AND FUTURE AMENDMENTS OF ARTICLE XII PROPOSALS. THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE HOLDER’S BEST JUDGMENT AS TO ANY OTHER MATTERS.
     SEE REVERSE SIDE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 18, 2008.
Vote by Internet
•	Log on to the Internet and go to www.investorvote.com

•	Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada or Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Please mark votes as in this example. ☑
Special Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A. Proposals
1. The Board of Directors recommends a vote FOR Proposal Number One.
☐ FOR
☐ AGAINST
☐ ABSTAIN

2. The Board of Directors recommends a vote FOR Proposal Number Two.
☐ FOR
☐ AGAINST
☐ ABSTAIN
3. The Board of Directors recommends a vote FOR Proposal Number Three.
☐ FOR
☐ AGAINST
☐ ABSTAIN
4. The Board of Directors recommends a vote FOR Proposal Number Four.
☐ FOR
☐ AGAINST
☐ ABSTAIN
5. The Board of Directors recommends a vote FOR Proposal Number Five.
☐ FOR
☐ AGAINST
☐ ABSTAIN
6. The Board of Directors recommends a vote FOR Proposal Number Six.
☐ FOR
☐ AGAINST
☐ ABSTAIN
7. The Board of Directors recommends a vote FOR Proposal Number Seven.
☐ FOR
☐ AGAINST
☐ ABSTAIN

8. The Board of Directors recommends a vote FOR Proposal Number Eight.
☐ FOR
☐ AGAINST
☐ ABSTAIN
9. The Board of Directors recommends a vote FOR Proposal Number Nine.
☐ FOR
☐ AGAINST
☐ ABSTAIN
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OF THE MEETING.
B. Non-Voting Items
Change of Address — Please print new address below.
Meeting Attendance
Mark the box to the right if you plan to attend the Special Meeting ☐
C. Authorized Signatures — This section must be completed for your vote to be counted.
Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.
[___/___/                    ]
Signature 1 – Please keep signature within the box.
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Signature 2 – Please keep signature within the box.
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